Exhibit B-14

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

FirstEnergy Telecom Service, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of FirstEnergy
Telecom Service, Inc. be amended by changing the FIRST Article thereof so that, as amended, said Article shall be and read as follows:

"The name of the corporation shall be FirstEnergy Telecom Services, Inc."

SECOND: The sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said FirstEnergy Telecom Service, Inc., has caused this certificate to be signed by David W. Whitehead, its Corporate Secretary, this 15th day of January, 2004.

By:	/s/ David W. Whitehead
David W. Whitehead
Corporate Secretary